Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Registration Statement on Form SB-2 of our report dated January 16, 2007, relating to the financial statements of Printing Components Inc, and to the reference to our Firm under the caption "Experts" in the Prospectus.

KEMPISTY & COMPANY
Kempisty & Company
Certified Public Accountants, P.C.

March 2, 2007
New York, New York